                                                                   EXHIBIT 99.4




FOR IMMEDIATE RELEASE

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
Contacts:
Theodore Gillette              Richard Welch                      Heidi Hart
Chairman, President and CEO    Chief Financial Officer            Investor Relations
Vision Twenty-One, Inc.        Vision Twenty-One, Inc.            Vision Twenty-One, Inc.
727-545-4300 ext. 2103         727-545-4300 ext. 2118             727-545-4300 ext. 2124

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                VISION TWENTY-ONE REPORTS THIRD QUARTER RESULTS

Largo, FL - November 6, 1998 - Vision Twenty-One, Inc. (Nasdaq: EYES), a health care company exclusively focused on all aspects of eye care, today announced revenues and earnings for the third quarter ended September 30, 1998. Revenues in the third quarter were $62.0 million as compared to $15.6 million in the prior year quarter. Net income before extraordinary items for the third quarter was $756,000 or $0.05 per diluted share as compared to $264,000 or $0.03 per diluted share for the same quarter a year ago. The Company reported a net loss of $(494,000) in the third quarter after an extraordinary charge of $1.3 million for early extinguishment of debt as compared to a net loss of $(59,000) after an extraordinary charge of $323,000 in the year ago quarter. Revenues for the nine months ended September 30, 1998 were $161.4 million as compared to $39.3 million for the nine months last year. The Company reported income of $3.6 million or $0.25 per diluted share, before an extraordinary charge of $1.6 million net of tax, or $0.11 per diluted share, for the nine months ended September 30, 1998, compared to a net loss of $(394,000) or $(0.06) per diluted share, for the nine months last year. The nine months ended September 30, 1998 included merger costs of $318,000 net of tax, or $0.02 per diluted share.

The Company's comparable clinic revenues for the third quarter increased approximately 7% over 1997 levels for clinics operated in both periods. Managed care revenues on a comparable basis increased approximately 41% over 1997 levels for business units operated by the Company in both periods. The Company's medical loss ratio in conjunction with managed eye care operations was 71.9% for the quarter compared to 79.7% for the same period in 1997. Refractive surgical procedures for the third quarter totaled 2,051, a 21% increase over the second quarter in 1998.

In further developments, the Company announced its plan to sell the Buying Group Division, the expected near term addition of significant managed vision care contracts and the implementation of cost reduction strategies. The sale of the Buying Group is expected to close before year end, be accretive to 1999 earnings and improve the Company's operating margins. The managed care contracts are expected to roll out in 1999 and add in excess of 1 million lives to the Company with the potential for increasing gross profit by $1.5 - 2.0 million on an annual basis. Finally, Ernst and Young's Consulting Group has been hired to assist management in the identification of significant cost reduction opportunities through further streamlining and integration of systems, processes and resources of acquired business units. The Company expects to begin recognizing the benefits from the estimated $2.0 million in annualized cost savings in the fourth quarter of 1998 and to take a one time, as yet undetermined charge in that quarter.

Theodore Gillette, Chairman, President and CEO of Vision Twenty-One, addressed the financial performance of the Company for the quarter: "Although our total revenue met expectations, we are very disappointed with the profit reported for the quarter. Delays in the implementation of our new accounting management information systems resulted in current period accounting adjustments and unforeseen margin contractions in our LADS operations. Installation of our new accounting information systems was completed last week in all clinics and will be implemented in every business unit by year end, replacing various accounting systems previously utilized at each location. This system is designed to provide management with timely access to financial and operational data occurring in all of these business units."

Mr. Gillette discussed strategic developments at Vision Twenty-One: "In spite of the reduced net income and earnings per share for the third quarter, we remain confident with our competitive market positioning and growth prospects. Our pipeline for continued acquisitions remains strong, however we intend to focus more efforts on maximizing our many internal growth opportunities. Such opportunities include growth in refractive surgery, managed care, and de novo openings of additional clinics and surgery centers. Furthermore, the Company's cash position and credit capacity is expected to provide adequate capital in the Company's effort to achieve its 1999 growth objectives."

The Company currently operates at 183 clinics of which 120 have optical dispensaries, 16 ambulatory surgery centers and five refractive surgery centers located primarily in seven Local Area Delivery Systems, LADS(R), providing the full continuum of eye care services through 220 managed eye care professionals. Additionally, Vision Twenty-One holds approximately 100 managed care contracts covering an estimated 5.0 million exclusively contracted patient lives. The Company has approximately 5,800 affiliated eye care professionals that deliver eye care services to these patients in 40 LADS located in 27 states. In addition, the Company has contractual relationships with approximately 6,200 eye care professionals available for potential managed care business in future markets.

Vision Twenty-One, Inc., provides a wide range of services to its LADS, which are designed to provide for integrated networks of optometrists, ophthalmologists, refractive surgery centers, ambulatory surgery centers and retail optical centers which offer the full continuum of eye care services in local markets served by the Company.

###

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors as set forth from time to time in the Company's previous filing with the SEC including its recently filed Form 10-Q. The Company undertakes no obligation to publicly update or revise the forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

                               - tables follow -

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)


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


                                                                        DECEMBER 31,             SEPTEMBER 30,
                                                                          1997                      1998
                                                                   ----------------------        -------------
                                                                   (RESTATED FOR POOLING)        (UNAUDITED)
                ASSETS

                Cash                                                     $     4,048             $    10,672
                Receivables and other current assets                          20,274                  39,964
                                                                         -----------             -----------

                Total current assets                                          24,322                  50,636
                                                                         -----------             -----------

                Property and equipment, net                                    8,627                  14,789
                Intangibles and other assets                                  87,408                 132,074
                                                                         -----------             -----------

                Total assets                                             $   120,357             $   197,499
                                                                         ===========             ===========

                LIABILITIES AND STOCKHOLDERS' EQUITY

                Accounts payable and accrued expenses                    $    10,456             $    20,375
                Other current liabilities                                      8,999                   9,330
                                                                         -----------             -----------

                Total current liabilities                                     19,455                  29,705
                                                                         -----------             -----------

                Long-term liabilities                                         33,171                  86,864

                Stockholders' equity                                          67,731                  80,930
                                                                         -----------             -----------

                Total liabilities and stockholders' equity               $   120,357             $   197,499
                                                                         ===========             ===========

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


                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS EXCEPT FOR PER SHARE DATA)
                                  (UNAUDITED)

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                                                               THREE MONTHS ENDED SEPTEMBER 30,   NINE MONTHS ENDED SEPTEMBER 30,
                                                                    1997              1998            1997             1998
                                                               -------------      -------------    ---------       -------------
                                                                (RESTATED FOR                     (RESTATED FOR
                                                                    POOLING)                         POOLING)
Revenues:
     LADS operations net revenues                                  $  11,698       $  31,360       $  29,212       $  74,592
     Managed care                                                      3,865          14,379          10,072          41,200
     Buying group revenue                                                 --          16,301              --          45,630
                                                                   ---------       ---------       ---------       ---------
Total revenue                                                         15,563          62,040          39,284         161,422
                                                                   ---------       ---------       ---------       ---------
Operating expenses:
     LADS operating expenses                                           9,735          27,525          24,742          62,230
     Medical claims                                                    3,081          10,343           8,124          29,934
     Buying group cost of sales                                           --          15,516              --          42,956
     General and administrative                                        1,760           4,168           4,744          12,100
     Depreciation and amortization                                       475           1,976           1,226           4,858
     Merger costs                                                         --              --              --             508
                                                                   ---------       ---------       ---------       ---------
Total operating expenses                                              15,051          59,528          38,836         152,586
                                                                   ---------       ---------       ---------       ---------

Income from operations                                                   512           2,512             448           8,836
Interest expense                                                         248           1,756             842           3,491
                                                                   ---------       ---------       ---------       ---------
Income (loss) before income taxes                                        264             756            (394)          5,345
Income taxes                                                              --              --              --           1,720
                                                                   ---------       ---------       ---------       ---------

Income (loss) before extraordinary charge                                264             756            (394)          3,625
Extraordinary charge - early extinguishment
    of debt (net of income taxes of
    $0 and $238, respectively)                                           323           1,250             323           1,647
                                                                   ---------       ---------       ---------       ---------
Net income (loss)                                                  $     (59)      $    (494)      $    (717)      $   1,978
                                                                   =========       =========       =========       =========

Earnings (loss) per common share - assuming dilution:
     Income (loss) before
          extraordinary charge                                     $    0.03       $    0.05       $   (0.06)      $    0.25
     Extraordinary charge                                              (0.04)          (0.08)          (0.04)          (0.11)
                                                                   ---------       ---------       ---------       ---------
Net income (loss) per common
     share assuming dilution                                       $   (0.01)      $   (0.03)      $   (0.10)      $    0.14
                                                                   =========       =========       =========       =========
Weighted average number of common
     shares outstanding on a diluted basis                             8,708          14,762           6,921          14,575
                                                                   =========       =========       =========       =========

Supplemental information:
Income (loss) before extraordinary charge                                                          $    (394)      $   3,625
Merger costs (net of income taxes)                                                                         --            318
                                                                                                   ---------       ---------
Income (loss) before extraordinary charge and merger costs                                         $    (394)      $   3,943
                                                                                                   =========       =========
Income (loss) before extraordinary charge and merger costs per
     common share assuming dilution                                                                $   (0.06)      $    0.27
                                                                                                   =========       =========

Medical claims to managed care revenue                                  79.7%           71.9%           80.7%           72.7%
                                                                   =========       =========       =========       =========

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